Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

GOOCH & HOUSEGO (CALIFORNIA) LLC

AND

GSI GROUP CORPORATION

JULY 3, 2008

(i)

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER		25

6.1	Organization	25
6.2	Authority	25
6.3	Consents	25
6.4	Defaults	25
6.5	Brokers	26
6.6	Litigation	26
6.7	Export Controls	26
6.8	Survival	26

ARTICLE VII - COVENANTS		26

7.1	Public Announcements	26
7.2	Notification of Certain Matters	26
7.3	Transfer Taxes	26
7.4	Tax Returns	27
7.5	Cooperation on Tax Matters	27
7.6	Consents; Failure to Obtain Consents	27
7.7	Apportionments	27
7.8	Confidentiality	27
7.9	Certain Closing Expenses	28
7.10	Delivery of Retained Records	28
7.11	Conduct of Business	28
7.12	Access to Books and Records and Customers and Suppliers	28
7.13	Filings and Authorizations; Consummation	29
7.14	Covenant Not to Compete	29
7.15	Employees of the Business	30
7.16	Use of Name “General Optics”	31
7.17	Survival of Covenants	31

ARTICLE VIII - CONDITIONS TO CLOSING		32

8.1	Conditions to the Obligations of Buyer and Seller	32
8.2	Conditions to the Obligations of Buyer	32
8.3	Conditions to the Obligations of Seller	33

ARTICLE IX - TERMINATION		33

9.1	Termination	33
9.2	Effect of Termination	34

ARTICLE X - INDEMNIFICATION		34

10.1	Indemnification by Seller	34
10.2	Indemnification by Buyer	34
10.3	Procedure for Indemnification	35
10.4	Indemnification Limits	35
10.5	Adjustment to Purchase Price; Insurance	35
10.6	Limitations on Remedies	36

(ii)

ARTICLE XI - GENERAL		36

11.1	Amendments and Waivers	36
11.2	Further Assurance	36
11.3	Invalid Provisions	36
11.4	Joint Drafting	36
11.5	Expenses	36
11.6	Notices	37
11.7	Entire Agreement	37
11.8	Binding Effect; No Third-Party Beneficiaries; Assignment	38
11.9	Remedies Cumulative	38
11.10	Governing Law; Submission to Jurisdiction	38
11.11	Counterparts; Headings	39
11.12	Knowledge of the Seller	39

(iii)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made July 3, 2008, between GSI Group Corporation, a Michigan corporation (“Seller”), and Gooch & Housego (California) LLC, a Delaware limited liability company (“Buyer”).

Seller’s General Optics business, located in Moorpark, California, is in the business of manufacturing and selling superflat and superpolished frames and optics and associated optical coatings primarily to customers in the defense and aerospace, semiconductor, metrology, telecommunications, medical and research sectors (the “Business”). Buyer desires to purchase and acquire certain assets and contractual rights of Seller with respect to the Business, and Seller desires to sell or cause to be sold such assets and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1 Definitions. The following terms and phrases, as used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Area” has the meaning set forth on Schedule 7.14(a)(i) hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.3 hereof.

“Base Purchase Price” has the meaning set forth in Section 3.1(a) hereof.

“Bill of Sale” has the meaning set forth in Section 4.2(a) hereof.

“Business” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Sites” means the Leased Real Property at which the Business is conducted.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Related Documents” has the meaning set forth in Section 6.2 hereof.

“Buyer’s Accountants” has the meaning set forth in Section 3.1(c)(i) hereof.

“CERCLA” shall have the mean the Comprehensive Environmental Response and Liability Act of 1980, 42 USC Section 9601(14).

“CFIUS” has the meaning set forth in Section 8.1(c) hereof.

“Chosen Accounting Firm” has the meaning set forth in Section 3.1(c)(ii) hereof.

“Closing” has the meaning set forth in Section 4.1 hereof.

“Closing Balance Sheet” has the meaning set forth in Section 3.1(c)(ii) hereof.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential information” has the meaning set forth in Section 7.8 hereof.

“Contracts” has the meaning set forth in Section 2.1(g) hereof.

“Damages” has the meaning set forth in Section 10.1 hereof.

“Deposits” means all refundable deposits made by Seller with any Person.

“Dollars” and “$” means dollars of the United States of America.

“Draft Closing Balance Sheet” has the meaning set forth in Section 3.1(c)(i) hereof.

“Encumbrances” means any and all liens, claims, charges, restrictions, security interests, equities, encumbrances, pledges, or similar Third Party rights of any kind, including, with respect to any lease, lease-end buy-out payments.

“Environmental Condition” means any condition existing prior to the Closing Date with respect to the environment on or off the Business Sites, whether or not yet discovered, which results in any obligation, damage, loss, cost, expense, claim, demand, order or liability to or against Seller, any Seller Entity, or Buyer by any Third Party or Governmental Authority, including, any condition resulting from the operation of the Business.

“Environmental Laws” means any applicable domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, common law, judgment, decree or other requirement of any Governmental Authority existing as of the Closing Date relating to pollution or contamination or the protection of human health, safety or the environment from Hazardous Substances including: (i) all requirements pertaining to reporting, exposure to, licensing, permitting, controlling, investigating or remediating emissions, discharges, Releases or threatened Releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or Hazardous Substances, whether solid, liquid or gaseous in nature; (ii) natural resources or natural resource damages; and (iii) all matters pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances.

“Environmental Liabilities” means all liabilities of a Person, whether such liabilities are owed by such Person to Governmental Authorities or Third Parties, whether presently in existence or arising hereafter, under any Environmental Law, as a result of an Environmental Condition.

“ERISA Affiliate” means any organization or entity that is a member of a controlled group of organizations or entities within the meaning of Section 414(b), (c), (m), or (o) of the Code, of which the Seller is a member.

“Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

“Escrow Agent” means counsel to Buyer, counsel to Seller or a mutually acceptable Third Party.

“Escrow Agreement” means the agreement pursuant to which the Escrow Agent holds the Escrow Amount.

“Excluded Assets” has the meaning set forth in Section 2.2 hereof.

“Exon-Florio Regulations” has the meaning set forth in Section 8.1(c) hereof.

“Export Control Laws” has the meaning set forth in Section 5.21(a)(i) hereof.

“Final Net Asset Calculation” has the meaning set forth in Section 3.1(c)(ii) hereof.

“Fixtures and Improvements” has the meaning set forth in Section 2.1(b) hereof.

“GAAP” has the meaning set forth in Section 3.1(c)(i) hereof.

“Governmental Authority” means any court, tribunal or government (federal, state, local, foreign or provincial) or any political subdivision thereof, including, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

“Guarantee” means any guarantee, suretyship, indemnity, letter of comfort or other assurance, security or right of set off given or undertaken by a Person (whether directly or by way of counter indemnity) to secure or support the obligations (actual or contingent) of any Third Party.

“Hazardous Substance” means (a) any toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic, sanitary, solid or radioactive waste, or otherwise hazardous substance, waste or material, polychlorinated biphenyls, asbestos in any form, mold, or petroleum or petroleum by-products, or (b) any chemical, material or substance listed, defined, classified or regulated under any Environmental Laws, including but not limited to any “hazardous waste,” as defined by Section 1004(5) of the Solid Waste Disposal Act, as amended, and 42 U.S.C. § 6903(5) as enacted as of the date hereof, and regulations of the EPA promulgated thereunder as of the date hereof, and “hazardous substances,” as defined by Section 101(14) of CERCLA, and EPA regulations promulgated thereunder as of the date hereof.

“Hired Employees” has the meaning set forth in Section 7.15(a) hereof.

“Indemnified Party” has the meaning set forth in Section 10.3 hereof.

“Indemnifying Party” has the meaning set forth in Section 10.3 hereof.

“Intangible Assets” has the meaning set forth in Section 2.1(j)(iv) hereof.

“Intellectual Property” has the meaning set forth in Section 2.1(j)(iv) hereof.

“Inventory” has the meaning set forth in Section 2.1(d) hereof.

“IRS” means Internal Revenue Service.

“Laws” means applicable foreign and domestic federal, state and local laws, statutes, ordinances, rules and regulations and judicial and administrative decisions.

“Leased Personal Property” has the meaning set forth in Section 2.1(g) hereof.

“Leased Real Property” means the real property that is currently leased by Seller or a Seller Entity at 5390 Kazuko Ct, Moorpark, CA, 554 Flinn, Moorpark, CA, 588 Flinn, Moorpark, CA, together with all easements, rights and privileges appurtenant thereto, as more fully described on Schedule 5.12(a).

“Leases” has the meaning set forth in Section 2.1(a) hereof.

“Liabilities” means any liabilities or obligations, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

“Material Agreement” has the meaning set forth in Section 5.6(c) hereof.

“Net Asset Calculation” has the meaning set forth in Section 3.1(c)(i) hereof.

“Net Assets” has the meaning set forth in Section 3.1(c)(iv) hereof.

“Notice” has the meaning set forth in Section 10.3 hereof.

“OFAC” has the meaning set forth in Section 5.21(a)(ii) hereof.

“Party” means each of Seller and Buyer.

“Permits” has the meaning set forth in Section 2.1(h) hereof.

“Permits and Certificates” has the meaning set forth in Section 5.8 hereof.

“Permitted Encumbrances” has the meaning set forth in Section 5.5(c) hereof.

“Person” means a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Property” has the meaning set forth in Section 2.1(c) hereof.

“Personal Property Leases” has the meaning set forth in Section 2.1(g) hereof.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Proceeding” has the meaning set forth in Section 5.4 hereof.

“Purchased Assets” has the meaning set forth in Section 2.1 hereof.

“Purchase Price” has the meaning set forth in Section 3.1(a) hereof.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment.

“Required Contractual Consent” has the meaning set forth in Section 5.3(b) hereof.

“Retained Liabilities” has the meaning set forth in Section 2.4 hereof.

“SDNs” has the meaning set forth in Section 5.21(b) hereof.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller 401(k) Plan” means the GSI Group Corporation 401(k) Plan.

“Seller Employee Plans” means any (i) “employee benefit plan,” within the meaning of Section 3(3) of ERISA or (ii) stock option, stock purchase, restricted stock, profit sharing, pension, retirement, deferred compensation, medical, life, disability, accident, salary continuation, sick pay, sick leave, supplemental retirement and unemployment benefit plans or programs and any other plan, program or policy (whether or not insured) for the benefit of employees, former employees or independent contractors, that in either case has been established, maintained, sponsored or contributed to (or to which a contribution obligation exists or existed) by or on the part of Seller or any ERISA Affiliate with respect to employees of the Business within the past six (6) years; provided, however, that “Seller Employee Plan” shall not include any plan which is considered to be a multiemployer plan within the meaning of Section 4001 of ER1SA.

“Seller Entity” means any Person directly or indirectly controlled by or under direct or indirect common control with Seller that has any right, title or interest in any of the Purchased Assets and, for the avoidance of doubt, for purposes of Section 7.14 (Covenant Not To Compete) such term includes GSI Group, Inc., the ultimate parent of Seller, and GSI Group, Inc.’s Affiliates, including GSI Group Limited.

“Seller Financial Reports” has the meaning set forth in Section 5.10 hereof.

“Seller Related Documents” has the meaning set forth in Section 5.2(a) hereof.

“Tax” has the meaning set forth in Section 5.7(a)(i) hereof.

“Taxing Authority” has the meaning set forth in Section 5.7(a)(iii) hereof.

“Tax Return” has the meaning set forth in Section 5.7(a)(ii) hereof.

“Third Party” has the meaning set forth in Section 10.3 hereof.

“Threshold” has the meaning set forth in Section 10.4 hereof.

“Treasury Regulations” means final or temporary regulations promulgated under the Code.

“Workpapers” has the meaning set forth in Section 3.1(c)(ii) hereof.

ARTICLE II - SALE OF ASSETS

2.1 Description of Purchased Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and indemnities contained or referred to herein, at the Closing, Seller shall, and shall cause each Seller Entity to, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest of Seller or any Seller Entity in and to all the following assets, properties and rights to the extent relating to, currently being used, or held for use in the Business or necessary for the operation of the Business, excepting the Excluded Assets, (collectively, the “Purchased Assets”):

(a) the leases of real property, together with all easements, rights and privileges appurtenant thereto, listed and designated as such on Schedule 5.12(a) (the “Leases”);

(b) all fixtures, machinery and personalty of a permanent nature annexed, affixed or attached to any of the Leased Real Property, and any and all assignable warranties of Third Parties with respect thereto (“Fixtures and Improvements”);

(c) all equipment and personal property of Seller, whether owned or leased, including vehicles, furniture, supplies, office equipment and materials, computer hardware and other tangible personal property (other than Inventory) as set forth on Schedule 2.1(c) (the “Personal Property”);

(d) all inventories including raw materials, work in process, parts, samples, finished goods and related storeroom and other supplies, wrapping, operating supplies and packaging items used or to be used in the Business, and Seller’s or any Seller Entity’s rights to receive refunds or rebates in connection with its purchase of any such inventory (the “Inventory”);

(e) all records, files, hooks and operating data, whether in print, electronic or other media, to the extent relating to the Business or any of the Purchased Assets, including Confidential Information, equipment maintenance records, correspondence, financial, purchasing, sales, market and credit information and reports, drawings, patterns, slogans, and contract documents;

(f) all of Seller’s customer lists and customer account information relating to the Business, product information, marketing literature, research materials, promotional displays and materials, and any other records or similar materials relating to the Business, including copies of any extracts contained on a sales program database of Seller or any Seller Entity at a location other one of the Business Sites which extracts are not comprised elsewhere within the Purchased Assets;

(g) all contracts, agreements, purchase and sales orders and commitments with customers, suppliers, vendors, lessors, lessees, utilities, providers or others entered into by Seller or any Seller Entity in connection with the Business identified on Schedule 5.6(a), and all leases of personal property listed on Schedule 5.6(a) (except to the extent included within Excluded Assets), including all options to renew or extend the term of such personal property leases or to purchase all or any part of such personal property (the “Personal Property Leases;” with the personal property subject to such leases and all easements, rights and privileges appurtenant thereto being the “Leased Personal Property”) (collectively, the “Contracts”);

(h) to the extent transferable, all rights and incidents of interest in and to all licenses, certificates, consents, permits, approvals and other authorizations of Seller (collectively, “Permits”) of any authority or body relating to the operation of the Business;

(i) except for Deposits, all rights, claims, credits, causes of action or rights of set-off against Third Parties relating to the Purchased Assets, whether known or unknown, liquidated or unliquidated, fixed or contingent, and all rights under or pursuant to all warranties, representations and Guarantees relating to the Purchased Assets made by suppliers, manufacturers, contractors and other Third Parties in connection with products or services to the extent purchased by or furnished to Seller or any Seller Entity for use in the Business, in each case to the extent related to the Purchased Assets;

(j) to the extent relating to the Business (i) all goodwill to the extent incident to or associated with the Business as a going concern, all telephone numbers, telephone and advertising listings; (ii) all product development, packaging development, design and product patents, patents, patent applications, trademarks (including the trademark “General Optics”), trademark applications, trade names, service marks, brand names, assumed names, and registered and unregistered copyrights; (iii) General Optics website addresses, domain names and Internet Universal Resource Locators, that are listed on Schedule 2.1(j); (iv) to the extent that any Third Party licensor permits an assignment, a license to all computer programs and other software, and any trade secrets, non-public or confidential information, processes, know how, engineering, drawings, plans and product specifications, processes, know-how and all other intellectual property, in each case to the extent principally used in the Business; and (v) any licenses, license agreements and applications related to any of the foregoing in clause (i), (ii), (iii) or (iv) (the items described in clauses (ii), (iii) and (iv) collectively referred to in this Agreement as the “Intellectual Property” and the items described in the foregoing clauses (i), (ii), (iii), (iv) and (v) collectively referred to in this Agreement as the “Intangible Assets”);

(k) all claims, warranties, choses in action, causes of action, rights of recovery and rights of set-off of any kind against Third Parties to the extent relating to the Purchased Assets, the Assumed Liabilities or the Business (other than to the extent relating to Excluded Assets or Retained Liabilities, and the right to receive and retain mail and other communications to the extent relating to the Purchased Assets, the Assumed Liabilities or the Business (other than to the extent relating to Excluded Assets or Retained Liabilities);

(l) all accounts and notes receivable relating to the Business and all rights to bill customers for products shipped or services rendered, whether before or after the Closing; and

(m) all rights of Seller or any Seller Entity in and to the name “General Optics”.

2.2 Certain Specifically Excluded Assets. The Parties agree that there shall be excluded from the Purchased Assets:

(a) any cash on hand or cash equivalents;

(b) any rights or liabilities arising under, or with respect to, any of the Seller Employee Plans or employee severance agreements;

(c) Seller’s or any Seller Entity’s rights to claim refunds and causes of action directly and solely related to the Excluded Assets;

(d) the consideration to be received by and the rights of Seller under this Agreement;

(e) the corporate seal, minute books, stock books, blank share certificates and other records relating to the corporate organization of Seller or any Seller Entity;

(f) any licenses, permits, orders or approvals from any Governmental Authority that are not transferable under applicable Law;

(g) all Tax Returns of Seller or any Seller Entity (subject to the cooperation provisions of Section 7.5);

(h) the original of any books and records that Seller or any Seller Entity is expressly required by Law to retain, so long as Seller delivers or causes to be delivered at least one copy thereof to Buyer (subject to the provisions of Sections 7.5(b);

(i) any assets, properties or rights of Seller or any Seller Entity to the extent they do not relate to or are not used or held for use in the Business;

(j) Seller’s real estate other than the Leased Real Property;

(k) all prepaid Taxes, but solely to the extent not taken into account in the Final Net Asset Calculation; and

(l) all refunds, rebates or similar payments of Taxes not included in the determination of Net Assets to the extent such Taxes were paid by or on behalf of Seller or any Seller Entity prior to the Closing Date.

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the “Excluded Assets”, and such Excluded Assets are not being sold to Buyer pursuant to this Agreement.

2.3 Assumed Liabilities. As part of the consideration for the Purchased Assets, effective as of the Closing, and subject to Section 2.4 Buyer shall assume:

(a) all Liabilities of Seller or any Seller Entity (except as otherwise expressly provided herein) relating to periods on or after the Closing Date under the Leases, Contracts and Permits, in each case to the extent legally assigned to Buyer, but excluding any obligations or liabilities arising from or related to any default, breach or violation of the Leases, Contracts or Permits by Seller or any Seller Entity prior to the Closing Date;

(b) all accounts payable and accrued expenses and current liabilities of the Business, but solely to the extent set forth on the Closing Balance Sheet and taken into account in the Final Net Asset Calculation;

(c) all obligations to procure or maintain Permits in connection with the post-Closing operation of the Business by Buyer;

(d) all existing warranty and service obligations, reasonable provisions for which are made on the Closing Balance Sheet; and

(e) all liabilities, if any, set forth on Schedule 2.3(e).

All of the foregoing liabilities are hereinafter sometimes collectively called the “Assumed Liabilities”.

2.4 Retained Liabilities. Subject to Clauses 5.22 and 6.8, and other than as specifically listed in Section 2.3 above, Buyer shall assume no obligation whatsoever of Seller or any Seller Entity, whether or not arising from or related to the Business prior to the Closing Date (the “Retained Liabilities”), and Seller shall or shall cause a Seller Entity to pay and perform each such Retained Liability as and when due. Without limiting the generality of the foregoing, the Retained Liabilities shall include, and under no circumstances shall Buyer be deemed to assume any Liability of Seller or any Seller Entity arising out of or relating to:

(a) any actual tortious conduct of Seller, any Seller Entity, or any of their respective employees or agents relating to the operation of the Business prior to the Closing Date;

(b) any product liability claim arising out of a product sold or disposed of by Seller or any Seller Entity prior to the Closing Date;

(c) any claim for breach of warranty or contract by Seller or any Seller Entity prior to the Closing Date, but not any warranty obligation for which reasonable provision has been made on the Closing Balance Sheet;

(d) any claim predicated on strict liability or any similar legal theory based on acts, omissions, events or circumstances prior to the Closing Date;

(e) any actual violation of any Law relating to the operation of the Business occurring prior to the Closing Date;

(f) any business or business activities of Seller or any Seller Entity that are not part of the operation of the Business;

(g) any Liability for Taxes of any kind or character of Seller or any Seller Entity that relate to any Pre-Closing Tax Period;

(h) any Excluded Asset;

(i) the Seller Employee Plans or any other item listed on Schedule 5.15;

(j) all collective bargaining agreements in effect between Seller or any Seller Entity and any labor organization covering employees of Seller or any Seller Entity engaged in the Business, if any;

(k) any Environmental Liability relating to or arising out of any pre-Closing Environmental Condition, including, but not limited to, those listed on Schedule 5.13; or

(l) any Liability of Seller or any Seller Entity under or arising by reason of this Agreement, or incurred in connection with the transactions contemplated by this Agreement, including, legal and accounting fees and expenses.

Notwithstanding any other provision of this Agreement, the obligations of Seller and the Seller Entities with respect to all Liabilities other than the Assumed Liabilities shall survive the Closing and the transactions contemplated by this Agreement.

ARTICLE III - PURCHASE PRICE

3.1 Purchase Price.

(a) Purchase Price. In consideration for the Purchased Assets, Buyer shall pay to Seller the aggregate sum of Twenty-One Million Dollars ($21,000,000) (the “Base Purchase Price”), subject to adjustment as described in Section 3.1(c) below (such amount, as so adjusted, the “Purchase Price”).

(b) Payment of the Purchase Price. On the Closing Date: (i) Twenty Million Five Hundred ‘thousand Dollars ($20,500,000) of the Base Purchase Price shall be paid by Buyer to Seller and (ii) the Escrow Amount shall be paid by Buyer to Escrow Agent, in each case, in cash, by wire transfer of immediately available funds to a bank account in the United States designated by Seiler and Escrow Agent, as applicable, in writing prior to the Closing.

(c) Purchase Price Adjustment.

(i) Within thirty (30) Business Days after the Closing Date, Seller shall deliver to Buyer a balance sheet of the Business as of the Closing Date (the “Draft Closing Balance Sheet”), together with a written calculation of the Net Assets of the Business as of the Closing derived therefrom (the “Net Asset Calculation”), both prepared by Seller consistent with the definition of Net Assets set forth in Section 3.1(c)(iv), and otherwise in accordance with generally accepted accounting principles, consistently applied (“GAAP”). The Draft Closing Balance Sheet shall reflect only the Purchased Assets and the Assumed Liabilities. Any Inventory reflected on the Draft Closing Balance Sheet shall be determined based on a physical count to be conducted by Seller immediately following the Closing and shall use the same valuations as those contained in Schedule 3.1(c)(i). Buyer or its independent public accountants (“Buyer’s Accountants”) may observe such physical count of Inventory when taken and participate in its evaluation, at Buyer’s expense, to the extent deemed necessary or desirable by Buyer.

(ii) The Draft Closing Balance Sheet and Net Asset Calculation shall be binding upon the Parties unless Buyer gives written notice of disagreement to Seller within twenty (20) Business Days after Buyer’s receipt thereof, such notice to specify in reasonable detail the nature and extent of such disagreement. Buyer and Buyer’s Accountants shall have the right to review and copy the work papers of the Seller and any other books, records or materials prepared by or relied on by the Seller in preparing the Draft Closing Balance Sheet and the Net Asset Calculation (collectively, the “Workpapers”). If Buyer timely disputes any element of the Draft Closing Balance Sheet or the Net Asset Calculation, Seller and Buyer shall negotiate in good faith in an effort to resolve such disputed matters by mutual agreement, and any such agreement shall be evidenced in writing and shall be binding on the Parties. If Buyer and Seller do not resolve all such disputed matters within twenty (20) Business Days after Seller’s receipt of such dispute notice, then any remaining disputed matters shall be referred for final determination to the Boston office of Grant Thornton, (the “Chosen Accounting Firm”), and the resolution of such disputed matters by the Chosen Accounting Finn shall be final and binding upon the Parties. The Chosen Accounting Firm’s determinations with respect to such disputed matters shall be reflected in a written report and Buyer and Seller shall use their best efforts to cause such Chosen Accounting Firm to deliver the written report within thirty (30) Business Days of such Chosen Accounting Firm’s engagement to make such determination. (The balance sheet of the Business as of the Closing Date and the calculation of the Net Assets as of such time, as finally determined pursuant to this Section 3.1(c) are referred to herein as the “Closing Balance Sheet” and the “Final Net Asset Calculation,” respectively.)

(iii) The fees and disbursements of Seller (including the fees of Seller’s independent public accountants) incurred in the preparation of the Draft Closing Balance Sheet and the Working Capital Calculation shall be paid by Seller. The fees and disbursements of Buyer (including the fees of Buyer’s Accountants) incurred in reviewing the Draft Closing Balance Sheet and the Working Capital Calculation shall be paid by Buyer. The fees and disbursements of the Chosen Accounting Firm, if any, shall be paid equally by Buyer and Seller.

(iv) For purposes of this section “Net Assets” shall mean an amount (positive or negative) equal to (x) the sum of all Purchased Assets that would be classified as “assets” on a balance sheet prepared in accordance with GAAP, excluding the Seller’s valued intangible assets minus (y) the amount of all Assumed Liabilities that would be classified as “liabilities” on a balance sheet prepared in accordance with GAAP, in each case as of the Closing Date as reflected on the Closing Balance Sheet and in accordance with the procedures and methods set forth on Schedule 3.1(c)(i).

(v) If the Net Assets of the Business as of the Closing Date as set forth in the Final Net Asset Calculation are less than Five Million Five Hundred Thousand Dollars ($5,500,000), then within five (5) Business Days after such final determination (A) the Escrow Agent shall reimburse Buyer an amount equal to such shortfall from the Escrow Amount and (B) (1) if such shortfall is not greater than the Escrow Amount, the Escrow Agent shall pay the remaining balance of the Escrow Amount to Seller or (2) if such shortfall is greater than the Escrow Amount, the Escrow Agent shall reimburse Buyer the total Escrow Amount and the Seller shall pay such excess shortfall to Buyer, in each case in immediately available funds by way of wire transfer to a bank account designated in writing by Buyer and, if applicable, Seller, respectively, prior to the due date thereof.

(vi) If the Net Assets of the Business as of the Closing Date as set forth in the Final Net Asset Calculation are greater than Five Million Five Hundred Thousand ($5,500,000), then within five (5) Business Days after such final determination (A) Buyer shall pay to Seller an amount equal to such excess and (B) the Escrow Agent shall in addition pay the Escrow Amount to Seller, in immediately available funds by way of wire transfer to a bank account designated in writing by Seller prior to the due date thereof.

(vii) Earnings on the Escrow Amount shall follow the principal thereof.

3.2 Allocation Reporting. Buyer and Seller agree to allocate the payments set forth in this Article III among the Purchased Assets in accordance with Section 1060 of the Code, which allocation shall be prepared by Buyer within ninety (90) days after the Closing Date. If Seller disputes the allocation, Buyer and Seller shall cooperate in good faith to resolve any dispute. Should the Parties fail to reach an agreement within thirty (30) days after Seller’s delivery of such allocation to Buyer, the determination of the allocation shall be made by a mutually agreeable nationally recognized accounting firm whose decision shall be final. Buyer and Seller, in connection with their respective Tax Returns and other filings (including Internal Revenue Service Form 8594), shall not take any position inconsistent with such treatment and allocation.

ARTICLE IV - CLOSING

4.1 Time and Place of Closing. Unless the Parties otherwise agree, the closing of the sale and purchase of the Purchased Assets provided for under this Agreement (the “Closing”) shall take place ten (10) Business Days following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article VIII hereof, at the offices of Bingham McCutcheon LLP, 150 Federal Street, Boston, MA 02110 at 10:00 a.m., local time or as the Parties may otherwise mutually agree. Subject to the foregoing, the Parties agree to cooperate in a reasonable manner so as to cause the Closing to occur on August 1, 2008 or August 29, 2008.

4.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following items, all of which, if applicable, shall be duly executed:

(a) a General Conveyance, Assignment and Assumption and Bill of Sale, in form and substance satisfactory to Buyer and Seller, transferring and assigning to Buyer all of the Purchased Assets not separately transferred and assigned (the “Bill of Sale”);

(b) a receipt acknowledging payment by Buyer of the Twenty Million Five Hundred Thousand Dollars ($20,500,000) of the Base Purchase Price;

(c) assignments of the Leases from Seller to Buyer including all consents and estoppel certificates relating thereto, in form and substance reasonably acceptable to Buyer;

(d) all necessary consents to assignment of the Contracts and any relevant Permits, as listed on Schedule 4.2(d);

(e) the financial and accounting books and records of the Business;

(f) evidence in a form reasonably acceptable to the Buyer that the Business is released from all Encumbrances binding on it in respect of any debt, liability or other obligation of any Person other than the Seller;

(g) an executed affidavit from Seller and an executed affidavit from each of the Seller Entities in accordance with Section 1445(b)(2) of the Code and Section 1.1445-2(b) of the Treasury Regulations, certifying under penalties of perjury that Seller or Seller Entity is not a foreign Person or a “disregarded entity” and setting forth Seller’s, or Seller Entity’s, name, tax identification number and address;

(h) assignments from Seller, in form and substance reasonably acceptable to Buyer, assigning to Buyer all of the registered Intellectual Property owned by Seller;

(i) the Escrow Agreement, in form and substance reasonably acceptable to Buyer; and

(j) such other separate instruments as may be reasonably requested by Buyer.

4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the items listed in (a) through (d) below and deliver to the Escrow Agent the items listed in (d) and (e) below:

(a) Twenty Million Five Hundred Thousand Dollars ($20,500,000) of the Base Purchase Price;

(b) the Bill of Sale duly executed by Buyer;

(c) such other separate instruments as may be reasonably requested by Seller;

(d) the Escrow Agreement, in form and substance reasonably acceptable to Seller; and

(e) Five Hundred Thousand Dollars ($500,000) constituting the Escrow Amount.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER

Representations and Warranties. Seller represents and warrants to Buyer that:

5.1 Organization; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. Seller and each Seller Entity, in respect of the Business, are each duly qualified or licensed as a foreign corporation authorized to conduct business in any other states or countries in which the nature of the Business or the Purchased Assets makes such qualification or licensure required, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on the Seller or any Seller Entity, in respect of the Business.

5.2 Authority; Sufficiency of Purchased Assets.

(a) Seller and each Seller Entity have full right, corporate power, legal capacity and authority to execute, deliver and perform this Agreement and all documents, certificates and instruments referred to in this Agreement to be executed, delivered and performed by Seller or any Seller Entity (the “Seller Related Documents”). This Agreement has been duly executed and delivered by Seller and constitutes, and the Seller Related Documents, when duly executed and delivered by Seller and the applicable Seller Entities, will constitute, legal, valid and binding obligations of Seller and such Seller Entities, as applicable, enforceable against Seller and such Seller Entities in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Seller and each Seller Entity have full right, corporate power, legal capacity and authority necessary to conduct the Business as being conducted on the date hereof and to own, lease and operate the Purchased Assets.

(c) Except as set forth in Schedule 5.2(c), the Purchased Assets are all of the assets, properties or rights necessary to conduct the Business as historically conducted.

5.3 Consents.

(a) Except as listed on Schedule 5.3(a), the execution and delivery of this Agreement and the Seller Related Documents by Seller or any Seller Entity do not, and the performance of this Agreement and the Seller Related Documents by Seller or any Seller Entity will not: (1) require any authorization, approval, consent, waiver, amendment or other action by, or registration, declaration or filing with or notice to, any Governmental Authority; (ii) result in a violation of any Laws applicable to Seller or any Seller Entity, the Business or the Purchased Assets; (iii) result in the creation of any Encumbrance on any of the Purchased Assets; or (iv) violate the articles (or certificate) of incorporation, bylaws or other organizational documents or instruments of Seller or any Seller Entity.

(b) Each Material Agreement with respect to which the consent of the other party or Parties thereto must be obtained by Seller or any Seller Entity by virtue of the execution, delivery or performance of this Agreement or any of the Seller Related Documents to avoid the invalidity of such Material Agreement, the termination thereof or acceleration of any remedies thereunder, a breach or default thereunder (whether with notice, passage of time or both) or any other change or modification to the terms thereof is marked with an asterisk (“*”) on Schedule 5.6(a) (each a “Required Contractual Consent”).

5.4 Legal Actions. Except as set forth in Schedule 5.4, there is no action, suit, claim, proceeding, inquiry, hearing or arbitration or governmental investigation (whether public or private) of any nature (each, a “Proceeding”) pending or, to the knowledge of Seller, threatened against Seller or any Seller Entity (to the extent related to the Business, and not otherwise), the Business or the Purchased Assets. Except as set forth in Schedule 5.4, neither Seller nor any Seller Entity has received notice of any investigation pending or threatened against Seller or any Seller Entity (to the extent related to the Business, and not otherwise), the Business or the Purchased Assets by or before any Governmental Authority. Schedule 5.4 sets forth, with respect to any such pending or threatened Proceeding or investigation, the forum, the Parties thereto, and the subject matter thereof. No Governmental Authority or other Person has notified Seller or any Seller Entity of any challenge or question of the legal right of Seller or any Seller Entity to offer or sell any of the products or services related to the Business in the present manner or style thereof. There is no Proceeding pending or threatened, that in any manner challenges or seeks, or reasonably could be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by Seller or any Seller Entity in connection herewith or in connection with any of the transactions contemplated hereby.

5.5 Personal Property, Inventory, and Intellectual Property.

(a) Schedule 5.5(a) lists the Purchased Assets. Except as noted on Schedule 5.5(a), all of the Purchased Assets that are equipment or other assets are located at the Business Sites.

(b) Schedule 5.5(h) is a list of all Inventory as of March 28, 2008 and, except as indicated on such Schedule, all Inventory on such Schedule, and any Inventory acquired or sold by Seller or any Seller Entity since such date, was produced or acquired by Seller or such Seller Entity only under existing Contracts or in bona fide, arm’s-length transactions entered into in the ordinary course of business; and except as indicated on such Schedule, no Inventory has been consigned to Seller or any Seller Entity, is otherwise owned by a Third Party or is excluded from the Purchased Assets. The Inventories reflected in the Seller Financial Reports as related to the Business: (i) were classified as current assets in accordance with GAAP; (ii) were reflected consistently with past practices; and (iii) fairly reflect the average Inventory levels maintained during the 12-month period ended on that date. Neither Seller nor any Seller Entity depends on any single vendor for a material portion of its Inventories, the loss of business with which could have a material adverse effect on the Business, nor has Seller or any Seller Entity ever had difficulty, material to the Business, in obtaining its Inventories. Separately set forth on Schedule 5.5(b) is a complete and accurate list of all items of Inventory of Seller or any Seller Entity related to the Business that have been held by Seller or any Seller Entity for one year or more prior to March 28, 2008, or that are being held by Seller or any Seller Entity in a quantity that exceeds the amount of such item sold by Seller or any Seller Entity during the twelve (12) months immediately preceding March 28, 2008 and are not covered by a customer’s order for purchase within the next twelve (12) months. Except for such items reflected on Schedule 5.5(b) and amounts for which a reserve has been taken on the Closing Balance Sheet, all items of Inventory reflected on the most recent balance sheet in the Seller Financial Reports, or thereafter acquired by Seller or any Seller Entity for use in the Business (and not subsequently disposed of in the ordinary course of the Business), are of a quality, quantity, and mix useable in the ordinary course of the Business. The values at which such items of Inventory are accrued on the most recent balance sheet contained in the Seller Financial Reports, or in the case of Inventory acquired following the date thereof, on the books and records of Seller or any Seller Entity relating to the Business, reflect the normal Inventory valuation policies of Seller or such Seller Entity in respect of the Business (and such policies include the writing down of or reserving against the value of slow moving or obsolete Inventory and stating Inventories at the lower of cost or market, in each case in accordance with GAAP consistently applied).

(c) Seller and/or a Seller Entity owns all right, title and interest in and to all of the (i) Purchased Assets that are Personal Property, (ii) Purchased Assets that are Inventory, and (iii) other tangible personal property included in the Purchased Assets free and clear of any and all Encumbrances, except as listed on Schedules 5.5(a) and 5.5(b), or for which provision has been made in accounts payable in the Closing Balance Sheet, and except for taxes not yet due and payable, Encumbrances imposed by Laws and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, and other liens, encumbrances and adverse claims that do not and will not materially restrict the use of such property as presently used or materially impair the value thereof (“Permitted Encumbrances”). No Person or entity other than Seller or a Seller Entity owns any right, title or interest in or to, or operates, any of the Purchased Assets. Except as listed on Schedules 5.5(a) and 5.5(b), the Purchased Assets are in good operating condition and repair and are adequate for the uses to which they are put, and no properties or assets necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted are in need of replacement or material maintenance or repair except for routine replacement, maintenance and repair and Seller or a Seller Entity has performed such routine replacement, maintenance and repair in the ordinary course of its conduct of the Business.

(d) Schedule 5.5(d) lists all items of Intellectual Property of Seller or any Seller Entity necessary to the operation of the Business as now conducted. To Seller’s knowledge, such Intellectual Property is free of any claims of infringement or any actual infringement. To Seller’s knowledge, no consent will be required for the use of any Intellectual Property by Buyer and no governmental registration of any of the Intellectual Property has lapsed or expired or been canceled, abandoned, opposed, or the subject of any reexamination request. No current licenses for the use of any of the Intellectual Property have been granted by Seller or any Seller Entity to any Third Parties, and to Seller’s knowledge none of the Intellectual Property is being used by any other individual or entity.

(e) All receivables included in the Purchased Assets (including trade accounts and other accounts receivable, loans receivable and advances) reflected on the most recent balance sheet in the Seller Financial Reports, or which have arisen from the conduct of the Business since the date of such most recent balance sheet, are valid and have arisen only from bona fide, arm’s-length transactions in the ordinary course of the Business consistent with past practices, and, to the knowledge of Seller, there is no reason that Buyer will not be able to fully collect such amounts without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof (subject to the allowance for bad debt reflected on the Closing Balance Sheet and taken into account in the Final Net Asset Calculation).

5.6 Material Agreements.

(a) Schedule 5.6(a) lists each Material Agreement. True and correct copies of all Material Agreements as currently in effect have previously been delivered to Buyer.

(b) With respect to the Business:

(i) Except as specifically described on Schedule 5.6(b), (A) neither Seller nor any Seller Entity has in any material respect breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under) any Contract that is a Purchased Asset, (B) neither Seller nor any Seller Entity has received written notice that Seller or any Seller Entity has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under), any Contract that is a Purchased Asset, and (C) to Seller’s knowledge, no other party obligated to Seller or any Seller Entity pursuant to a Contract that is a Purchased Asset is in material default under any obligation under such Contract that is a Purchased Asset;

(ii) Except as described in Schedule 5.6(b), all of the agreements and understandings of Seller or any Seller Entity and each of the respective Third Parties are set forth in the copies of the Contracts that are Purchased Assets provided to Buyer, and there are no other agreements, written or oral, changing, in any material manner, the rights or obligations of Seller or any Seller Entity thereunder;

(iii) Except as described in Schedule 5.6(b), all of the Contracts have been entered into in the ordinary course of business on commercially reasonable terms, with bona tide Third Parties in arm’s-length transactions, are valid and enforceable in all material respects in accordance with their terms, are in full force and effect, and will continue to be valid and enforceable and in full force and effect on identical terms following the Closing Date and their assignment to Buyer. To Seller’s knowledge all Contracts that are Purchased Assets can be fulfilled or performed by Seller or a Seller Entity in accordance with their respective terms.

(c) The term “Material Agreement” means each contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, pledge agreement, guaranty, bond, letter of credit, lease or instrument creating any lien or claim on any of the assets used in the Business (other than unsecured trade accounts payable and incurred in the ordinary course of business), license and other agreement of Seller or any Seller Entity in effect on the date hereof which relates to the Business and:

(i) involves the expenditure or receipt of more than Twenty-Five Thousand Dollars ($25,000) over the term thereof, and which cannot be cancelled by Seller or any Seller Entity upon thirty (30) days’ or less notice without any liability, penalty or premium;

(ii) contains provisions for the sale or purchase of raw materials, products or services at prices that vary in a material respect from the market prices of such raw materials, products or services generally prevailing in customary Third Party markets;

(iii) includes “take or pay”, “meet or release”, “most favored nations” or similar pricing or delivery arrangements;

(iv) requires Seller or any Seller Entity to indemnify or hold harmless any other Person or entity (other than pursuant to endorsements in the ordinary course of business) or provides for a guaranty of or by Seller or any Seller Entity;

(v) evidences any warranty obligation of Seller or any Seller Entity with respect to goods, services or products sold or leased by any of them that is other than Seller’s standard warranty attached as Schedule 5.6(c)(v);

(vi) imposes on Seller or any Seller Entity any outstanding confidentiality, non-disclosure or non-compete obligation or imposes on a Third Party any confidentiality, non-disclosure or non-compete obligation with respect to Seller or any Seller Entity;

(vii) pertains to the lease of any equipment or other asset of tangible personal property used in the Business (whether Seller or any Seller Entity is lessee or lessor);

(viii) involves purchase orders, contracts or commitments for which Seller or any Seller Entity has received payment, but has not, as of the Closing Date, performed its respective obligations thereunder;

(ix) relates to, evidences, or guarantees, or provides security for, any debt or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(x) relates to any arrangement, agreement or relationship of any kind with any labor union or association;

(xi) provides for a partnership, joint venture, teaming or similar arrangement between Seller or any Seller Entity and any other Person or entity or entities to share in the profits or losses of the Business of any Parties thereof;

(xii) is between Seller or any Seller Entity and any of their respective shareholders, directors, officers or affiliates;

(xiii) pursuant to which Seller and/or any Seller Entity grants or is granted a license of any patent, copyright, trade mark, trade secret or other intellectual property right;

(xiv) was not entered into in the ordinary course of business;

(xv) relates to (A) the prospective sale of any of the Purchased Assets (other than Inventory sales in the ordinary course of business) or (B) the grant of any existing preferential rights to purchase any of the Purchased Assets or (C) requires the consent of any party to the transfer of the Purchased Assets;

(xvi) extends for a term more than twelve (12) months from the Closing Date (unless terminable without payment or penalty upon no more than thirty (30) days notice); or

(xvii) includes any material open purchase order.

5.7 Tax Matters.

(a) For purposes of this Agreement the following definitions shall apply:

(i) “Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, gross income, commercial activity, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs, capital stock, franchise, net worth, profits, withholding, social security (or similar), workers’ compensation, unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty or imposition of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

(ii) “Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and

(iii) “Taxing Authority” means any Governmental Authority that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, supervision or collection of or any other activity relating to any Tax or Tax Return.

(b) Seller and/or each Seller Entity have duly and timely filed all Tax Returns with respect to the Business or the Purchased Assets, that are required to be filed on or before the Closing Date. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller or any Seller Entity (whether or not shown on any Tax Return) with respect the Business or the Purchased Assets for Pre-Closing Tax Periods have been paid.

(c) Seller and/or any Seller Entity has duly withheld and paid all Taxes which they were required to withhold and pay relating to salaries and other compensation paid to employees of the Business.

(d) Neither Seller nor any Seller Entity is currently the beneficiary of any extension of time within which to file any Tax Return in respect, in whole or in part, of the Business or the Purchased Assets.

(e) To Seller’s knowledge, no claim has ever been made by an authority in a jurisdiction where Seller or any Seller Entity does not file Tax Returns that Seller or any Seller Entity is or may be subject to taxation by that jurisdiction in connection with or as a result of the conduct of the Business or the ownership of the Purchased Assets.

(f) There are no levies, liens or other Encumbrances (other than Permitted Encumbrances) relating to Taxes in effect with respect to any of the Purchased Assets or the Business and to Seller’s knowledge, neither Seller nor any Seller Entity has any liability with respect to Taxes that would reasonably be expected to have an adverse effect upon Buyer’s right, title and interest in or to, or Buyer’s right to use or enjoy (free and clear of any Encumbrance, other than Permitted Encumbrances), any Purchased Asset or any aspect of the Business acquired by Buyer pursuant to this Agreement or the benefit of which Buyer is to obtain under any Seller Related Document. Neither Seller nor any Seller Entity has any reason to believe that any Taxing Authority will or intends to assess any additional Taxes for any period for which Tax Returns have been filed, either in respect of the Business, the Purchased Assets, or which could result in an Encumbrance on any Purchased Asset or in Buyer being liable for such Taxes.

(g) Except as disclosed on Schedule 5.7(g), no Tax Returns of the Seller or any Seller Entity have been audited, or currently are being audited, by any Taxing Authority concerning the Business or the Purchased Assets and there is no dispute or claim concerning any Tax Liability of Seller or any Seller Entity claimed, raised, or threatened by any Taxing Authority, either in respect of the Business, the Purchased Assets, or which could result in an Encumbrance on any Purchased Asset or in Buyer being liable for such Taxes.

(h) Neither Seller nor any Seller Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business or the Purchased Assets.

(i) Except as set forth on Schedule 5.7(i), neither the Seller nor any Seller Entity has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j) Neither the Seller nor any Seller Entity is a foreign person within the meaning of Section 1445(b)(2) and (f)(3) of the Code.

(k) Neither the Seller nor any Seller Entity has ever participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

5.8 Applicable Laws and Permits. Schedule 5.8 sets forth a list of all of the licenses, permits, permit applications, qualifications, certificates, franchises, approvals, authorizations, exemptions, registrations, all applications therefor, and other documentation necessary to own and operate the Purchased Assets and to conduct the Business as it is currently being conducted, (collectively, “Permits and Certificates”). Seller has heretofore delivered or caused to be delivered to Buyer true and correct copies of all such Permits and Certificates as presently in effect. Except as listed in Schedule 5.8: (a) Seller and each Seller Entity have all such Permits and Certificates, each of which is in full force and effect; (b) the Business is now being, and has at all times been, conducted and such assets and properties are being, and have at all times been, owned and operated in material compliance with all applicable Laws and all such Permits and Certificates; (c) the Business is now being operated in material compliance with all pending Permit applications and neither Seller nor any Seller Entity has any reason to believe the relevant Governmental Authority will not approve such pending Permit applications; and (d) neither Seller nor any Seller Entity has received any notice of any violation, breach or default of any such Laws, or Permits and Certificates.

5.9 Certain Changes. Since March 31, 2008, Seller and each Seller Entity have conducted the Business solely in the ordinary course of business consistent with past practices, and have used commercially reasonable efforts to preserve the Business, and except as specifically listed on Schedule 5.9, since such date, there has not been, with respect to the Business, any:

(a) material adverse change in the business, operations, cash flows, affairs, liabilities (contingent or otherwise), results of operation, properties or assets or the condition (financial or otherwise) of the Business, or any event or circumstance that would, individually or in the aggregate, reasonably be expected to result in such a material adverse change;

(b) damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses with respect to the Purchased Assets or the Business of more than Twenty-five Thousand Dollars ($25,000);

(c) revaluation or write-down of any of the Purchased Assets or any other assets or properties associated with the Business;

(d) amendment or termination of any Material Agreement other than in the ordinary course of business or as contemplated in this Agreement;

(e) change by Seller or any Seller Entity in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by Seller or any Seller Entity of its current practices with respect to sales, receivables, payables or accrued expenses related to the Business;

(f) (i) grant of any material severance, continuation or termination pay to any director, officer, shareholder or employee of Seller or any Seller Entity engaged in the Business; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, shareholder or senior employee of Seller or any Seller Entity engaged in the Business; (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, shareholder or employee of Seller or any Seller Entity engaged in the Business; (iv) increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, shareholders or employees of Seller or any Seller Entity engaged in the Business, except for customary increases in employee compensation made in the ordinary course of business and consistent with past practices; or (vi) representation of Seller or any Seller Entity to any employee or former employee of Seller or any Seller Entity engaged in the Business that Buyer would assume, continue to maintain or implement any benefit plan or would continue to employ such employees after the Closing Date;

(g) disposal or abandonment of assets including Intangible Assets used or held for use in the Business outside of the ordinary course of business, including any transfer to any affiliate or other division of or within Seller or any Seller Entity; or

(h) agreement by Seller or any Seller Entity to do, either directly or indirectly, any of the things described in the preceding clauses (a) through (g).

5.10 Seller Financial Reports. Attached hereto as Schedule 5.10 are the unaudited profit and loss statements, balance sheets, and statements of cash flows for the Business as at and for the fiscal years ended 2005, 2006 and 2007, the three months ended March 28, 2008 and the three and six month periods ended June 30, 2008 (collectively, the “Seller Financial Reports”). Except as set forth in Schedule 5.10, (a) the Seller Financial Reports have been prepared in accordance with GAAP, consistently applied, (b) present fairly, in all material respects, the financial position of the Business as of the dates indicated and present fairly, in all material respects, the results of operations of the Business for the periods then ended; and (c) are in accordance with the books and records of Seller and the Seller Entities relating to the Business which books have been properly maintained and are complete and correct in all material respects, as of their respective dates. Except as set forth on Schedule 5.10, there are no material Liabilities of Seller or any Seller Entity in relation to the Business other than: (i) any Liability reflected as a Liability on the Seller Financial Reports and (ii) Liabilities incurred since December 31, 2007, that have been incurred in the ordinary course of the Business consistent with past practice.

5.11 [Omitted]

5.12 Real Property. Schedule 5.12(a) sets forth the address of all real property leased by the Seller in relation to the Business. The Seller does not own any real property in relation to the Business. Seller or any Seller Entity has good title and owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the Leases and other agreements relating to real property listed on Schedule 5.12(a), in each case free and clear of any Encumbrance, other than Permitted Encumbrances. The Leased Real Property is held subject to the Leases. The Leases attached to Schedule 5.12(a) are true and complete copies of the Leases as in effect on the date hereof and, except as set forth on Schedule 5.12(a), represent the entire understanding between the parties thereto with respect to the real property leased thereby. Seller or any Seller Entity has performed all obligations under the Leases which were required to be performed prior to the date hereof. Neither Seller nor any Seller Entity is aware of any claims of unavailability of any utilities (including, water, storm and sanitary sewer, electricity, gas and telephone) to the boundaries of the Leased Real Property through properly dedicated public easements, or through private easements which are appurtenant to such property and are not subject to extinguishment through or by the actions of the holder of any rights in the property over which such easements run. The Leased Real Property abuts publicly dedicated rights of way, and access thereto is not limited or restricted.

5.13 Environmental Matters. Except as set forth in the relevant subsection of Schedule 5.13:

(a) To Seller’s knowledge, neither Seller nor any Seller Entity has: (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Purchased Assets or the Business; (ii) received notice under the citizen suit provision of any Environmental Law in connection with the Purchased Assets; (iii) received any request for information, notice, action, suit, claim, proceeding, inquiring, hearing, arbitration, governmental investigation, demand letter, lien, administrative inquiry, or formal or informal complaint or claim with respect to any, Environmental Law, Hazardous Substance or Environmental Condition relating to the Purchased Assets; or (iv) been subject to or threatened with any governmental enforcement action with respect to the Purchased Assets, and neither Seller nor any Seller Entity has any reason to believe that any of the above will be forthcoming.

(b) Neither Seller nor any Seller Entity has any liability under and all are presently in material compliance with all applicable Environmental Laws at the Business Sites.

(c) A list of all Permits and Certificates required in connection with the Business under Environmental Laws is included in Schedule 5.13(c). Seller or a Seller Entity, as appropriate, possesses and is in compliance with all such Permits and Certificates, each of which is in full force and effect and is transferable to Buyer. Neither Seller nor any Seller Entity has been notified by any Government Authority that any such Permit or Certificate cannot be renewed in the ordinary course of business, and no Proceeding is pending or, to the knowledge of Seller, threatened to revoke, prevent the renewal of or limit any such Permit or Certificate.

(d) Neither Seller nor any Seller Entity has: (i) generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Substances or wastes at the Business Sites except in material compliance with all applicable Environmental Laws; (ii) Released of any Hazardous Substances at, on or under or, in the vicinity of the Business Sites; or (iii) stored, treated, recycled or disposed or arranged for storage, treatment, recycling, or disposal of Hazardous Substances to any site listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, listed on the CERCLA Information System or included on any similar listed maintained by any Governmental Authority.

(e) To Seller’s Knowledge, there are no exposed friable asbestos-containing materials contained in or forming part of any building, building component, structure or office space owned at any Business Site and neither Seller nor any Seller Entity has produced, manufactured, sold or otherwise placed in commerce any product containing asbestos or asbestos-containing materials.

(f) To Seller’s Knowledge, there are no underground storage tanks present on the Business Sites. All underground storage tanks removed from any Business Site at any time prior to the Closing were removed in compliance with all applicable Laws.

(g) To Seller’s Knowledge, no polychlorinated biphenyls are used or stored at the Business Sites.

(h) To Seller’s Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans: (i) that may interfere with or prevent continued material compliance with any Environmental Law with respect to the operation of the Business; or (ii) that may give rise to any Environmental Liabilities at the Business Sites; or (iii) that otherwise may form the basis of any Proceeding, hearing, study or investigation relating to the operation of the Business at the Business Sites. Seller has no knowledge of any Phase I, Phase II or similar environmental investigation or remediation report prepared by any Person that discusses any existing or potential Environmental Condition of Seller or any Seller Entity relating to the Business Sites that have not been resolved.

(i) In connection with the Business, to Seller’s knowledge, neither Seller nor any Seller Entity is required or obligated to make any capital expenditure in excess of Twenty-five Thousand

Dollars ($25,000) or any other expenditure not ordinarily or routinely incurred to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Authority would take any action that would require any such capital or other expenditure.

(j) The Seller has provided to Buyer all copies of documentation regarding Hazardous Substances, or concerning compliance with Environmental Laws, including but not limited to, documentation concerning any Environmental Condition, environmental permits, environmental reports, audits, storage and disposal of Hazardous Substances, agency reports and emergency response plans relating to any Business Sites, the Purchased Assets or the Business or to which Seller or any Seller Entity or any affiliate thereof have transported, treated, stored, used, handled, transferred, disposed or recycled Hazardous Substances.

5.14 Employment Matters.

(a) Schedule 5.14(a) lists: (i) all present employees of Seller or any Seller Entity engaged in the Business (which includes any leased employees, contract employees and independent contract employees); (ii) each such employee’s current rate of compensation; and (iii) each such employee’s accrued vacation, if applicable. Schedule 5.14(a) also indicates any of such Persons who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. With respect to the Business, there are no unpaid wages, bonuses or commissions (other than those not yet due or which will be reflected as accrued expenses on the Closing Balance Sheet and taken into account in the Final Net Asset Calculation) nor does Seller or any Seller Entity owe any tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing.

(b) Except as listed in Schedule 5.14(b), neither Seller nor any Seller Entity: (i) since January 1, 2005, has experienced any organized slowdown, organized work interruption, strike or work stoppage, picketing, boycott or other interference or curtailment of the Business by employees of Seller or any Seller Entity engaged in the Business or any picketing, boycott, or other interference or curtailment of the Business; (ii) is a party to, or is obligated by, any oral or written agreement, collective bargaining or otherwise, regarding the rates of pay or working conditions of any of the employees of Seller or any Seller Entity engaged in the Business; and (iii) is obligated under any agreement or otherwise obligated to recognize or bargain with any labor organization or union on behalf of any of the employees of the Business.

(c) Except as listed in Schedule 5.14(c): (i) neither Seller nor any Seller Entity, with respect to the Business, nor any of their respective officers, directors, or employees have been charged or, to Seller’s knowledge, threatened with the charge or complaint of any unfair labor practice, grievance, arbitration, negotiation, suit or action by any employee of the Business or representative of the Business’s employees, and no complaint or charge is pending against Seller or any Seller Entity insofar as relates to the Business before the National Labor Relations Board or any state or local agency; and (ii) Seller and each Seller Entity, with respect to the Business, are in material compliance with all applicable federal, state and foreign Laws concerning the employer-employee relationship and with all agreements relating to the employment of Seller’s or any Seller Entity’s employees, including, but not limited to, wage and hour laws, occupational safety laws, workers’ compensation laws, unemployment laws, social security laws, laws governing employment authorization in the U.S., including the Immigration and Nationality Act and the Immigration Reform and Control Act, and laws relating to discrimination on account of age, disability, sex, race, family status, religion or national origin.

(d) Except as listed in Schedule 5.14(d): (i) all officers, employees and agents of Seller or any Seller Entity engaged in the Business are employees at-will, terminable without penalty; and (ii) there are no outstanding agreements or arrangements with respect to severance payments.

(e) Schedule 5.14(e) lists: (i) all employees of Seller or any Seller Entity active or engaged in the Business that provide services to any other business conducted by Seller or any Seller Entity; and (ii) all employees or Seller or any Seller Entity active or engaged in the Business whose principal place of employment is not a Business Site.

5.15 Employee Benefit Plans.

(a) Schedule 5.15 lists every “employee benefit plan” as defined in Section 3(3) of ERISA and every other employee benefit, health, hospitalization, welfare, disability, dental, legal, “cafeteria” or Section 125, severance, bonus, incentive compensation, life insurance, pension, profit- sharing, savings, 401(k), stock option, stock appreciation, deferred compensation, vacation benefit, sick pay and personal time plans and benefits, and any other fringe benefit or similar plan, arrangement or practice, whether or not written, covering employees or former employees of the Business or their spouses or dependents which are currently maintained, sponsored or contributed to by Seller or any Seller Entity (collectively, the “Seller Employee Plans”).

(b) Seller has made available or has caused to be made available to Buyer, prior to the date of this Agreement, a true and complete copy of (i) each written Seller Employee Plan and any amendments, and, in the case of an unwritten Seller Employee Plan, a written description thereof, (ii) all related trust agreements, insurance contracts or other funding vehicles, and (iii) any employee handbooks, benefit pamphlets, handouts or other materials distributed to employees of the Business with respect to any of the Seller Employee Plans.

(c) Each Seller Employee Plan (including any related trust, insurance contract or other funding vehicle) complies in form and in operation in all material respects with the requirements of applicable Law, including ERISA and the Code. There has been no event with respect to the Seller Employee Plans that could result in any liability being imposed on the Buyer or the Purchased Assets or any excise tax under ERISA or the Code being imposed on the Buyer.

(d) With respect to Hired Employees, Seiler has no obligation to provide and has no liability with respect to post-employment benefits or any benefits pursuant to any Seller Employee Plan that is not intended to be qualified under Code Section 401(a).

5.16 Product Liability. Except as set forth on Schedule 5.16, there is no currently pending claim for product liability, warranty, material back charge, material additional work, field repair or other claims by any Third Party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (a) services rendered by Seller or any Seller Entity in connection with the Business during periods through and including the Closing Date; (b) the manufacture, distribution or sale of products by Seller or any Seller Entity in connection with the Business prior to the Closing Date; or (c) the operation of the Business or the ownership of the Purchased Assets during the period through and including the Closing Date. All services rendered and products sold by Seller or any Seller Entity in connection with the Business have to Seller’s knowledge, been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither Seller nor any Seller Entity has any liability (and Seller has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for damages in connection therewith, except as set forth in Schedule 5.16. Except as set forth in Schedule 5.16, no services or products provided by Seller or any Seller Entity in connection with the Business are subject to any guaranty, warranty, or other indemnity beyond Seller’s or any Seller Entity’s standard terms and conditions of sale.

5.17 Brokers. Neither Seller nor any Seller Entity has incurred any obligation or liability to any Person or entity for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.18 Insurance. Seller and/or each Seller Entity will maintain through the Closing Date their current insurance policies. None of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer as it relates to the operation of the Business.

5.19 Significant Customers and Suppliers. Except as set forth in Schedule 5.19, none of the five largest customers or suppliers of the Business (measured by value of net sales or purchases, respectively) during the twelve (12) month period ended March 31, 2008 has terminated, canceled or limited or made any material modification or change in, its business relationship with Seller or any Seller Entity in respect of the Business, or to the knowledge of Seller, has threatened to take any of the foregoing actions.

5.20 Affiliates. Except as set forth in Schedule 5.20, none of: (a) Seller or any Seller Entity, on behalf of Seller’s or such Seller Entity’s business which is not part of the Business to be acquired or leased by Buyer hereunder or under any Seller Related Document; or (b) any officer or director of Seller or any Seller Entity (or any immediate family member of any such officer or director):

(i) now has, or has had, either directly or indirectly, an equity or debt interest in any Person or entity which furnishes or sells or during such period furnished or sold services or products to the Business or purchases or during such period purchased from the Business any goods or services, or otherwise does or during such period did business with the Business; or

(ii) is a party to any contract, commitment or agreement to which the Business is or during such period was a party or under which it is or was obligated or bound or to which its properties may be or may have been subject.

5.21 International Trade and Export Controls.

(a) (i) The Seller is in material compliance with all Laws concerning the export of any products, technology, technical data and services (“Export Control Laws”), including those administered by the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury; (ii) the Company is in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of Treasury; and (iii) the Seller is in material compliance with the antiboycott regulations administered by the United States Department of Commerce, the Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(b) To the Knowledge of the Seller, no director, officer or employee of the Seller or any Seller Entity is identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Statutorily Debarred Parties”; (iv) the Financial Sanctions Unit of the Bank of England “Consolidated List”; (v) the Solicitor General of Canada’s “Anti-Terrorism Act Listed Entities”; (vi) the Australian Department of Foreign

Affairs and Trade “Charter of the United Nationals (Anti-terrorism—Persons and Entities) List”; (vii) the United Nations Security Council Counter-Terrorism Committee “Consolidated List”; or (viii) European Union Commission Regulation No. 1996/2001 of October 11, 2001. To the Knowledge of the Company, neither the Company nor any of its Affiliates is involved in business arrangements or otherwise engages in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government.

5.22 Survival. Each of the representations and warranties set forth in this Article V shall survive the Closing and the transfer of the Purchased Assets. No action for a breach of the representations and warranties set forth in this Article V contained herein shall be brought after December 31, 2009, except: (a) in the case of the representations and warranties set forth in Section 5.7 (Tax Matters) which shall survive the applicable statute of limitations plus ninety (90) days; and (b) in each ease for claims of which Seller has been timely notified in accordance with Section 10.3 hereof prior to such earlier date.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER

Representations and Warranties. Buyer represents and warrants to Seller that:

6.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authority. Buyer has full right, corporate power, legal capacity and authority to execute, deliver and perform this Agreement and all documents and instruments referred to in this Agreement to be executed, delivered and performed by Buyer (the “Buyer Related Documents”). This Agreement has been duly executed and delivered by Buyer and constitutes, and the Buyer Related Documents, when duly executed and delivered by Buyer, will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

6.3 Consents. Except as listed on Schedule 6.3, the execution and delivery of this Agreement and the Buyer Related Documents by Buyer does not, and the performance of this Agreement and the Buyer Related Documents by Buyer shall not: (a) require any authorization, approval, consent, waiver, amendment or other action by, or registration, declaration or filing with or notice to any Governmental Authority; (b) result in a violation of any Laws applicable to Buyer; (c) result in a violation or breach of, or a default under any material agreement which would affect Buyer’s ability to close the transaction contemplated hereunder; or (d) violate the certificate of incorporation, bylaws or other organizational documents or instruments of Buyer.

6.4 Defaults. The execution, delivery and performance of this Agreement and the Buyer Related Documents and the consummation by Buyer of the transactions contemplated hereby and thereby will not result in a default under or a violation of: (a) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected; or (b) any law, rule or regulation applicable to Buyer or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over Buyer, in each case which default or violation would prevent Buyer from consummating the transactions contemplated hereby.

6.5 Brokers. Buyer has not incurred any obligation or liability to any Person or entity for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

6.6 Litigation. There is no claim, action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other agreements contemplated hereby or interfere with Buyer’s ability to consummate the transactions contemplated hereby.

6.7 Export Controls. To the knowledge of the Buyer, no director, officer or employee of the Buyer or any of its subsidiaries appears on (i) the List of SDNs maintained by OFAC; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; or (iii) the Office of Defense Trade Controls of the United States Department of State “List of Statutorily Debarred Parties.” To the knowledge of Buyer, neither the Buyer nor any of its subsidiaries is involved in business arrangements or transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government.

6.8 Survival. Each of the representations and warranties set forth in this Article VI shall survive the Closing and the transfer of the Purchased Assets. No action for a breach of the representations and warranties set forth in this Article VI contained herein shall be brought after December 31, 2009, except in each case for claims of which Buyer has been timely notified in accordance with Section 10.3 hereof prior to such earlier date.

ARTICLE VII - COVENANTS

7.1 Public Announcements. Buyer and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules and regulations of any applicable stock exchange. Acknowledging the potential for a sixty (60) day period between the date hereof and the Closing and the potential concern of employees about Buyer’s intentions with regard to the Business, Buyer and Seller shall cooperate in a reasonable manner to agree upon protocols for communicating with employees of the Business during such period.

7.2 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, (b) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any Third Party alleging that the consent of such Third Party is required in connection with the transactions contemplated by this Agreement or (d) any material adverse effect on the Business or the Purchased Assets.

7.3 Transfer Taxes. All excise, sales, use, value added, stamp duty, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller. Buyer and Seller shall cooperate in providing each other with any appropriate and reasonably requested resale exemption certifications and other similar documentation.

7.4 Tax Returns. Seller shall duly file or cause to be filed all Tax Returns related to Taxes with respect to the Business or the ownership of the Purchased Assets for all periods ending on or prior to the Closing Date. Seller shall be responsible for all Taxes relating to the Business or the Purchased Assets for all Pre-Closing Tax Periods. Buyer shall be responsible for all Taxes relating to the Business or the Purchased Assets for all Post-Closing Tax Periods.

7.5 Cooperation on Tax Matters.

(a) Without prejudice to Section 7.5(c), each of Buyer and Seller agrees to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business and the Purchased Assets as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment relating to the Business and the Purchased Assets. Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law.

(b) Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Business and the Purchased Assets until the applicable period for assessment of Taxes under applicable Law has expired. Buyer and Seller agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, Buyer and Seller shall allow the requesting Party to take possession of such books and records.

(c) Buyer and Seller shall cooperate with each other in the conduct of any audit or other actions for any Tax purposes relating to the Business and the Purchased Assets.

7.6 Consents; Failure to Obtain Consents. After the Closing, Seller will use its commercially reasonable efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated hereby that are requested by Buyer and that have not been previously obtained prior to or at the Closing. In the event any consent to an assignment of any Permit is required in connection with the transactions contemplated hereby and has not been obtained as of the Closing, then Seller shall continue to use its commercially reasonable efforts to obtain or cause to be obtained such consents and until all of such consents are obtained, shall cooperate in any commercially reasonable arrangement reasonably satisfactory to Buyer designed to fulfill Seller’s or the Business’ obligations thereunder and to afford Buyer the full benefits thereof. Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any instrument, contract, lease, Permit or other agreement or arrangement of the Business or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or transfer without the consent of a Third Party would constitute a breach or violation thereof or adversely affect the rights of Buyer, the Purchased Assets or the Business.

7.7 Apportionments. Any Taxes imposed on the Purchased Assets and other expense items such as utilities that relate to a period before the Closing Date and have not been reflected in the accrued liabilities in the Net Asset Calculation, shall be apportioned as of the Closing Date such that Seller shall be liable for (and shall reimburse Buyer to the extent that Buyer shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the Closing Date and Buyer shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect to, periods after the Closing Date.

7.8 Confidentiality. From and after the Closing Date for a period of three (3) years: Seller will, and will cause the Seller Entities and their respective officers, directors and employees to, (a) keep in confidence and not disclose to any Person or entity any Confidential Information and (b) refrain from using any of the Confidential Information except as necessary to enable Seller to perform its obligations under this Agreement. Notwithstanding the foregoing, the restrictions contained in this Section 7.8 shall not apply to any information that is generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by Seller, any Seller Entity, or any of their respective officers, directors and employees. In the event that Seller or any Seller Entity is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Seller Entity is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or such Seller Entity may disclose the Confidential Information to the tribunal. As used herein, “Confidential Information” means any and all technical, business, and other information of, relating to, or used in the Business and which constitutes a Purchased Asset which derives value, actual or potential, economic or otherwise, from not being generally known to the public or to other Persons, including, technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the acquisition and investment plans and strategies, business plans or operations of the Business. Confidential Information includes (i) information of Third Parties held by Seller or any Seller Entity in connection with the Business and that Seller or such Seller Entity is obligated to keep or treat as confidential, and (ii) information contained in any books and records, the originals of which are retained by Seller or any Seller Entity, to the extent otherwise satisfying the definition of Confidential Information.

7.9 Certain Closing Expenses.

(a) Seiler acknowledges that Buyer intends to obtain, or cause to be obtained, and shall pay all costs of estoppel certificates, subordination, nondisturbance and attornment agreements, corrective title matters and other materials with respect to the real property interests included in the Purchased Assets.

(b) Buyer shall pay all costs of obtaining any environmental site assessments ordered by Buyer on the real property and real property interests included in the Purchased Assets.

7.10 Delivery of Retained Records. Seller agrees to give Buyer reasonable notice prior to transferring, discarding or destroying any books and records retained by Seller and the Seller Entities, and, if so requested by Buyer, to transfer possession of such books and records to Buyer without further consideration.

7.11 Conduct of Business. From the date hereof until the Closing Date or earlier termination, Seller shall conduct and shall cause the Seller Entities to conduct the Business solely in the ordinary course consistent with past practices and use its reasonable best efforts to preserve intact the business organization, relationships with Third Parties and goodwill of Seller and any Seller Entity with respect to the Business and to keep available the services of the present officers, employees, agents and other personnel of Seller or any Seller Entity with respect to the Business.

7.12 Access to Books and Records and Customers and Suppliers. From the date hereof through the Closing Date, Seller shall afford Buyer and its representatives full access during normal business hours, and in a manner so as not to unduly interfere with the normal operations of Seller or any Seller Entity, to the premises, properties, personnel, representatives, books and records (including tax records), contracts and documents of or pertaining to the Business and such other additional information as is reasonably available with respect thereto as Buyer shall from time to time reasonably request. Prior to the Closing and in coordination with Seller, Buyer shall be permitted to contact or otherwise communicate with the customers and suppliers of the Business as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

7.13 Filings and Authorizations; Consummation. Each of the Parties, Buyer with respect to Exon Florio, and Seller with respect to ITAR shall use its commercially reasonable efforts to take, or cause to be taken by its representatives, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain all necessary or appropriate waivers, consents or approvals of third Parties to any Material Agreement required in order to preserve material contractual relationships of the Seller and Seller Entities in relation to the Business, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions by the Closing (and, in such case, to proceed with the Closing as expeditiously as possible) and (iii) to prevent the entry, enactment or promulgation of any threatened or pending Law or injunction that could restrain, prevent, delay or make illegal the Closing or otherwise materially adversely affect the ability of the Parties or any of their Affiliates hereto to consummate the transactions contemplated by this Agreement.

7.14 Covenant Not to Compete.

(a) Seller agrees that it will not, and it will cause each Seller Entity not to, during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date, directly or indirectly, for any reason, for its own account, or on behalf of or together with, any other Person or entity, directly or indirectly, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative or otherwise:

(i) own, control, manage, assist or otherwise participate in, engage in, carry on, or have a financial interest in, any business or entity that is engaged in the conduct of business in competition with the Business as currently conducted from or into the territory described on Schedule 7.14(a)(i) (the “Area”). Buyer acknowledges that Seller’s business currently located in Taunton, UK, includes the design, manufacture, and sale of beryllium and beryllium alloy mirrors, mirror substrates and structures, and associated coatings, and glass and silicon carbide mirrors and mirror substrates and structures, and associated coatings. Seller acknowledges that it’s business currently located in Taunton, UK, does not manufacture super-polished optical components;

(ii) contact any natural person employed by Buyer in the Business in any managerial or sales capacity with the purpose or intent of soliciting that person from the employ of Buyer; or

(iii) contact any person or entity having an office or place of business anywhere within the Area and to whom Seller or any Seller Entity sold or provided any product or service in connection with the Business as of the Closing Date or during the two (2) year period prior to the Closing Date, for the purpose of soliciting or selling any product or service that is identical to or reasonably substitutable for any product or service sold by Seller or any Seller Entity with respect to the Business as of the date hereof.

(b) Because of the difficulty in measuring the economic losses that may be incurred by Buyer as a result of any breach by Seller of any of its covenants in Section 7.14(a), and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, Seller agrees that Buyer may enforce the provisions of Section 7.14(a) by any equitable or legal means, including by injunction or restraining order against Seller or any Seller Entity if Seller breaches or threatens to breach any provision of Section 7.14(a).

(c) The Parties hereto each agree that Section 7.14(a) and (c) impose a reasonable restraint on Seller and the Seller Entities in light of the activities and Business of Seller and the Seller Entities on the date hereof, the current business plans of Buyer, and the consideration to be received by Seller from Buyer as a result of the purchase of assets. Notwithstanding anything herein to the contrary, it shall not be a breach of the covenant contained in subparagraph (a)(i) above for a Seller and any Seller Entity to own, collectively, not more than two percent (2%) of the publicly traded equity interests of any entity.

(d) The covenants in Section 7.14(a) are severable and separate, and the unenforceability of any specific covenant in Section 7.14(a) is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in Section 7.14(a). If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 7.14(a) are unreasonable as applied to Seller or any Seller Entity, the Parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to Seller or any Seller Entity.

(e) All of the covenants in Section 7.14 are intended by each party hereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in Section 7.14. The covenants contained in Section 7.14(a) shall not be affected by any breach of any other provision hereof by either party to this Agreement.

(f) Buyer and Seller hereby agree that Section 7.14 is a material and substantial part of the transactions contemplated hereby.

7.15 Employees of the Business.

(a) Buyer shall make offers of employment to the employees of Seller or any Seller Entity engaged in the Business and listed on Schedule 5.14(a) including those listed individuals who are not currently exclusively engaged in the Business (all such employees who accept the terms and conditions of such offer and who are employed by Buyer are hereinafter referred to as “Hired Employees”). Buyer will notify Seller at least seven (7) days in advance of the Closing of the names of the employees of Seller or any Seller Entity who do not accept such offer and Seller agrees to terminate or transfer or cause to be terminated or transferred the employment of such employees effective at the time of the Closing and to so notify them prior to the Closing. Except as set forth in subparagraphs (c) and (d) below, Buyer shall establish initial terms and conditions of employment for all Hired Employees which shall be, in the aggregate, substantially equivalent to those provided by Seller prior to the Closing. Seller shall remain solely responsible for all employees that are not Hired Employees and all claims related thereto.

(b) Seller shall pay or shall cause to be paid (or arrange for its insurance carrier to pay) all employees for all amounts due such employees, through the Closing Date, including amounts due as wages or salary, on account of severance, accrued vacation, accrued sick days, health claims, bonus and other benefits for such employees through the Closing Date when and as the same become due.

(c) The active participation by all Hired Employees in the Seller Employee Plans will cease as of the Closing Date. Buyer will not assume or continue, and will have no responsibility or liability to the Hired Employees or any other Person under or with respect to, any of the Seller Employee Plans. Seller shall continue to make or shall cause to be made all contributions to the Seller 401(k) Plan on behalf of the employees of the Business through and including the Closing Date. Buyer shall cause its own defined contribution plan that will cover Hired Employees to accept direct rollovers by the Hired Employees of their individual account balances under the Seller 401(k) Plan. Buyer shall not assume any other obligations or Liabilities arising under or attributable to the Seller 401(k) Plan.

(d) Hired Employees will receive service credit, to the extent permitted by Law and to the extent such service was recognized under the Seller Employee Plans, for their years of service with Seller or any Seller Entity for purposes of vacation entitlement and eligibility and vesting under such other employee plans and benefit arrangements (which may, but need not be, Buyer’s existing employee plans and benefit arrangements) as Buyer makes available to Hired Employees. All waiting periods for participation in any health or hospitalization plan which Buyer shall make available to Hired Employees after the Closing will be waived based upon the Hired Employees’ prior service with Seller or any Seller Entity. Buyer shall recognize, in accordance with the terms of Buyer’s health and hospitalization plans, all health expenses (including expenses for medical, dental, and vision care) that were incurred during calendar year 2008 (but prior to the Closing) for purposes of satisfying any deductibles and co-payment limitations under Buyer’s health and hospitalization plans for the 2008 calendar or plan year. At or prior to the Closing, Seller will provide Buyer with information sufficient to determine the health expenses that have been paid to date in 2008.

(e) The provisions of this Agreement are for the benefit of Buyer and Seller only, and no employee of Seller or any Seller Entity or any other person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of Seller or any Seller Entity, any other employee or legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at will.

(f) After the date hereof, Seller shall deliver to Buyer such human resources, payroll and employee benefits information as may be reasonably requested by Buyer in order to permit Buyer to perform its obligations as employer of the Hired Employees and discharge its responsibilities under this Section 7.15.

7.16 Use of Name “General Optics”. Seller shall, and shall cause any Seller Entity to, promptly destroy all stocks of written, printed or other graphic materials in its possession or control that use or embody the name or mark “General Optics”. Buyer shall promptly (but in no event later than sixty (60) days after the Closing Date) remove or cause to be removed any links from the Business’ websites to any website maintained by or on behalf of Seller or its Affiliates and Seller shall do the same during such period with respect to any links from any websites maintained by Seller or its Affiliates to any of the Business’ websites. During such period, Seller shall use all reasonable efforts to cease the use of any metatags utilizing the name “General Optics” to direct traffic to a website not owned by Buyer. Seller shall cease, and shall cause any Seller Entity to cease, the use of the name and trademark “General Optics” within sixty (60) days after the Closing Date.

7.17 Survival of Covenants. The covenants, duties and obligations contained in any Section of this Agreement shall survive the Closing and continue until such covenants, duties and obligations have been fully performed in accordance with their respective terms.

ARTICLE VIII - CONDITIONS TO CLOSING

8.1 Conditions to the Obligations of Buyer and Seller. The obligations of the Parties hereto to effect the Closing are subject to the satisfaction (or waiver in writing by both Buyer and Seller) prior to the Closing of the following conditions:

(a) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and which prohibits the consummation of the Closing.

(b) Required Consents. All required consents listed on Schedule 4.2(d) shall have been obtained.

(c) Exon-Florio. The Committee on Foreign Investment in the United States (“CFIUS”) shall have advised Seller and Buyer of its determination pursuant to Section 800.502 of the United States Department of the Treasury’s regulations implementing Exon-Florio (31 C.F.R. Part 800) (the “Exon-Florio Regulations”) not to investigate the transactions contemplated hereby; or if CFIUS determines to investigate pursuant to Section 800.503 of the Exon-Florio Regulations, Buyer shall not have received notice from the President of the United States of a decision to take action by no later than midnight on the fifteenth (15th) calendar day after the completion or termination of the investigation by CFIUS or, if the fifteenth (15th) calendar day is not a Business Day, no later than the next Business Day following the fifteenth (15th) calendar day, pursuant to Sections 800.504 and 800.601 of the Exon-Florio Regulations.

(d) ITAR. After the expiration of the applicable statutory period, no notice shall have been received from the Directorate of Defense Trade Controls invoking the authority of §38(g)(6) of the Arms Export Control Act 22 USC c.39 (which provides the authority to control the export of defense articles and services) regarding licenses or other approvals for certain sales or transfers of defense articles or data on the United States Munitions List or if such notice shall have been received, such notice shall no longer be in effect.

(e) No Litigation Pending. No action shall have been commenced or threatened by or before any Governmental Authority against Seller seeking to restrain or materially and adversely alter the transactions contemplated hereby which is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement.

8.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), and Buyer shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Seller.

(b) Covenants. The covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

(c) No Material Adverse Change. Since the date of this Agreement, the Business shall not have suffered a material adverse change and Seller immediately following the Closing shall be solvent; provided that none or the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a “material adverse change”: any adverse change arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, (iii) changes in United States generally accepted accounting principles, (iv) changes in Laws, or (v) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

(d) Deliveries by Seller. Seller shall have delivered and duly executed, if applicable, the items set forth in Section 5.2(a) hereof.

8.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), and Seller shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Buyer.

(b) Covenants. The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

(c) Deliveries by Buyer. Seller shall have delivered and duly executed, if applicable, the items set forth in Section 6.2 hereof

ARTICLE IX - TERMINATION

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing, by the mutual written agreement of Buyer and Seller;

(b) at any time before the Closing, by Buyer upon any material breach by Seller of its obligations contained in this Agreement and the failure of Seller to cure such breach, if curable, within twenty Business Days after written notice thereof is given by Buyer to Seller;

(c) at any time before the Closing, by Seller upon any material breach by Buyer of its obligations contained in this Agreement and the failure of Buyer to cure such breach, if curable, within twenty Business Days after written notice thereof is given by Seller to Buyer; or

(d) by either of the Parties, if such party is not in material breach of this Agreement, and if the Closing shall not have occurred by October 31, 2008.

9.2 Effect of Termination.

(a) Subject to Section 9.2(b), if this Agreement is validly terminated pursuant to Section 9.1, then this Agreement shall forthwith become void, and, subject to Section 9.2(b), there shall be no liability under this Agreement on the part of either Seller or Buyer and all rights and obligations of each party under this Agreement shall cease; provided, that this Section 9.2 and Section 11.10 shall indefinitely survive such termination.

(b) If this Agreement is validly terminated as a result of a material breach by either Seller or Buyer of any of its obligations contained in this Agreement, or, if all conditions to the obligations of either Seller or Buyer at Closing contained in Article VIII, have been satisfied (or waived by the party entitled to the benefit of such condition) and the other party does not proceed with the Closing, then any and all rights and remedies available to the non-breaching party, whether under this Agreement, at law or in equity or otherwise shall be preserved and shall survive the termination of this Agreement.

ARTICLE X - INDEMNIFICATION

10.1 Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Buyer, its officers, directors, Affiliates, employees, agents, successors, and assigns from and against all losses, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, reasonable attorneys’ fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent (“Damages”) resulting, directly or indirectly, from:

(a) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement;

(b) any failure of Seller to perform duly and observe any term, provision, covenant or agreement of Seller under this Agreement;

(c) any liability of Seller imposed upon Buyer not expressly assumed by Buyer hereunder;

(d) any of the matters described in Section 2.4 hereof; and

(e) any claim by a Third Party that, if true, would mean that a condition for indemnification set forth in this Section 10.3 had been satisfied.

Buyer shall be deemed to have suffered Damage of the type referred to in subparagraphs (a) through (e) of this Section 10.1 if the same shall be suffered, paid or incurred by Buyer or any Affiliate of Buyer.

10.2 Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller, its officers, stockholders, directors, Affiliates, employees, agents, successors and assigns from and against all Damages, resulting, directly or indirectly, from:

(a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement;

(b) any failure of Buyer to perform duly and observe any term, provision, covenant or agreement of Buyer under this Agreement;

(c) any Assumed Liability, and any liability of Buyer imposed upon Seller with respect to the operation of the Purchased Assets or the Business after the Closing Date, unless otherwise provided herein; and

(d) any claim by a Third Party that, if true, would mean that a condition for indemnification set forth in Section 10.3 had been satisfied.

Seller shall be deemed to have suffered Damage of the type referred to in subparagraphs (a) through (d) of this Section 10.2 if the same shall be suffered, paid or incurred by Seller or any Affiliate of Seller.

10.3 Procedure for Indemnification. Promptly after a party hereto (hereinafter the “Indemnified Party”) has received notice of or has knowledge of any claim by a Person not a party to this Agreement (a “Third Party”) or the commencement of any action or proceeding by a Third Party, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Agreement (hereinafter the “Indemnifying Party”), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (the “Notice”). The Notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party, after receipt of the Notice, may elect to defend and settle, at its own expense and by its own counsel, each such matter so long as the Indemnifying Party pursues the same diligently and in good faith and the settlement does not involve injunction or equitable relief or involve criminal penalties or adversely affect the business of Buyer or the Business. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. The foregoing notwithstanding, if the Indemnifying Party fails diligently to defend any such matter to which the Indemnified Party is entitled to indemnification hereunder or if the claim involves criminal penalties, or the Indemnified Party in good faith determines that there is a reasonable probability that the claim might have a material adverse affect on the Business (other than as a result of monetary damages for which it would be entitled to indemnification hereunder), the Indemnified Party may undertake such defense (which it must pursue diligently and in good faith) through counsel of its choice and at the Indemnifying Party’s expense, which shall be paid by the Indemnifying Party as such costs arc incurred, provided that the Indemnifying Party shall not be bound by any compromise or settlement of any such claim so defended by the Indemnified Party without the Indemnifying Party’s consent (which may not be unreasonably withheld).

10.4 Indemnification Limits. With respect to indemnification by Seller or Buyer for any misrepresentation or breach of warranty pursuant to Section 10.1(a) or Section 10.2(a), as applicable, (i) neither Party shall be liable unless the aggregate amount of Damages with respect to such misrepresentations or breaches of warranty by such Party exceeds One Percent (1%) of the Purchase Price (the “Threshold”), provided, however, that after the amount of a Party’s cumulative aggregate claims therefor exceed the Threshold, such Party shall be entitled to the entirety of such Damages and not just the excess; and (ii) each Party’s maximum liability for Damages with respect to such misrepresentations or breaches of warranty pursuant to Section 10.1(a) or Section 10.2(a), as applicable, shall not in the aggregate exceed Fifty Percent (50%) of the Purchase Price.

10.5 Adjustment to Purchase Price; Insurance. All indemnification payments paid pursuant to this Article X shall, to the maximum extent permitted by Law, be treated as an adjustment to the Purchase Price for Tax purposes. The Parties hereto shall make appropriate adjustments for insurance coverage in determining Damages for purposes of this Article X.

10.6 Limitations on Remedies. No Party hereto shall be liable to the other for special or punitive damages, or lost profits, claimed by the other Party resulting from such first Party’s breach of its obligations, agreements, representations or warranties hereunder; provided that nothing under this Section 10.6 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for Third Party Claims.

ARTICLE XI - GENERAL

11.1 Amendments and Waivers. This Agreement may be amended by Buyer and Seller by an instrument in writing signed on behalf of Buyer and Seller. Any term or provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

11.2 Further Assurance. From time to time after the Closing, Seller will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer reasonably may request to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Purchased Assets to be transferred hereunder, and in the case of contracts and rights, if any, which cannot be transferred effectively without the consents of Third Parties, to endeavor to obtain such consents promptly, and if any shall be unobtainable, to use its commercially reasonable efforts to provide Buyer with the benefits thereof in some other manner.

11.3 Invalid Provisions. If any provision of this Agreement that is not essential to accomplishing its purposes is held to be illegal, invalid, or unenforceable under present or future Laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.4 Joint Drafting. All of the Parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

11.5 Expenses. Except as provided otherwise in Sections 3.1(c) and 7.9 above, each of the Parties has borne all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby. If litigation, arbitration or any other Proceeding is commenced between the Parties concerning any dispute arising out of or relating to this Agreement, the prevailing party in any contested proceeding or Proceeding will be entitled, in addition to any other award that may be made, to recover its reasonable attorneys’ fees and expenses, unless otherwise ordered by the court or arbitrator.

11.6 Notices. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States or Royal Mail (as the case may be) and sent by first class registered or certified mail, return receipt requested, postage prepaid:

If to Buyer:

Gooch & Housego (California) LLC

c/o Gooch & Housego PLC

Dowlish Ford

Ilminster, Somerset TA19 OPF

England

United Kingdom

Attention: Gareth Jones, Chief Executive Officer

Fax No: +44 (0) 1460 256441

with a copy to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017-4611

United States of America

Attn: Stuart Welburn

Fax No.: (212) 344-6101

If to Seller:

GSI Group Corporation

125 Middlesex Turnpike

Bedford, MA 01730

United States of America

Attn: Felix Stukalin

Fax: (781) 266-5115

with a copy to:

Daniel J. Lyne

Vice President and General Counsel

GSI Group Inc.

125 Middlesex Turnpike

Bedford, MA 01730

United States of America

Fax: (781) 266-5115

Notice shall be deemed given and effective the day personally delivered, three (3) days after being sent by overnight courier, subject to signature verification, and ten (10) days after deposit in the U.S. mail or Royal Mail as provided above, or when actually received, if earlier. Either Party may change the address for notices or communications to be given to it by written notice to the other Party given as provided in this Section.

11.7 Entire Agreement. This Agreement, along with the documents and agreements to be executed in connection herewith, constitutes the full understanding of the Parties relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a breach if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.8 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto. Seller shall have no right to assign this Agreement or any of its rights hereunder. Buyer may assign all or any portion of its rights under this Agreement to any Affiliate of Buyer without consent by Seller; provided, however, that the assignee under such assignment shall agree in a writing in form and substance reasonably satisfactory to Seller to assume the obligations of Buyer under this Agreement and a guaranty of all such obligations is executed and delivered by Buyer to Seller. It is further understood and agreed that Buyer may be merged or consolidated with another entity that is an Affiliate of Buyer and that any such entity shall automatically succeed to the rights, powers and duties of Buyer hereunder.

11.9 Remedies Cumulative. Subject to Section 10.6 hereof, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

11.10 Governing Law; Submission to Jurisdiction.

(a) THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (OTHER THAN THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF).

(b) EACH PARTY HERETO HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING IN RESPECT THEREOF MAY BE BROUGHT IN ANY STATE COURT SITTING IN MASSACHUSETTS OR ANY UNITED STATES DISTRICT COURT SITTING IN MASSACHUSETTS ; AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURT THEREOF FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDING (AND WAIVES FOR SUCH PURPOSE ANY DEFENSE BASED ON LACK OF PERSONAL JURISDICTION).

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY STATE COURT SITTING IN MASSACHUSETTS OR IN ANY UNITED STATES DISTRICT COURT IN MASSACHUSETTS AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d) Notwithstanding any other provisions hereof, the Parties expressly agree that any written determinations of the Chosen Accounting Finn as to the disputed matters referred to the Chosen Accounting Firm pursuant to Section 3.1(c) shall be binding and conclusive on the Parties, and the Parties renounce all recourse to judicial proceedings to challenge or otherwise re-open any such determinations.

11.11 Counterparts; Headings. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one Agreement. The headings of the Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

11.12 Knowledge of the Seller. As used in this Agreement, “to the knowledge of Seller,” “the Seller’s knowledge,” “Seller has no knowledge” and similar phrases means the actual knowledge of the following Persons: Lu Hanna, Daniel J. Lyne, John McGovern, Felix Stukalin, and George Doherty.

[signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:

GSI GROUP CORPORATION

By:

Name:

Title:

BUYER:

GOOCH & HOUSEGO (CALIFORNIA) LLC

By:

Name:

Title:

[signature page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:

GSI GROUP CORPORATION

By:

Name:

Title:

BUYER:

GOOCH & HOUSEGO (CALIFORNIA) LLC

By:

Name:

Title:

[signature page to Asset Purchase Agreement]